UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2015

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On January 25, 2015, The GEO Group, Inc., a Florida corporation (“GEO”) entered into an Asset Purchase Agreement, dated as of January 25, 2015 (the “Agreement”) with Correctional Properties, LLC, a Delaware limited liability company and subsidiary of GEO (“Correctional Properties”, and collectively with GEO, the “Purchaser”), LCS Corrections Services, Inc. (“LCS Corrections Services”), LCS-Hidalgo, LLC (“LCS-Hidalgo”), LCS-Caldwell, LLC (“LCS-Caldwell”), LCS-Basile, LLC (“LCS-Basile”), LCS-Pine Prairie, LLC (“LCS-Pine”), LCS-Brooks, LLC (“LCS-Brooks”), LCS-Nueces, LLC (“LCS-Nueces”), LCS-Tensas, LLC (“LCS-Tensas”), Perry Detention Services, LLC (“Perry” and collectively with LCS Corrections Services, LCS-Hidalgo, LCS-Caldwell, LCS-Basile, LCS Pine, LCS-Brooks, LCS-Nueces and LCS-Tensas, the “Companies”), and the equity holders of the Companies named in the Agreement (the “Company Equityholders”, and collectively with the “Companies”, the “Sellers”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, the Purchaser will acquire all right, title and interest of each Company in and to all of its assets, properties and rights, which include eight correctional and detention facilities (the “LCS Facilities”), other than the excluded assets under the terms of the Agreement (the “Acquisition”).

GEO will acquire the assets of the Companies for approximately $312 million in cash, subject to certain adjustments, including an adjustment for indebtedness and working capital. Additionally, LCS has the opportunity to receive an additional payment if the LCS Facilities exceed certain performance targets by the end of a period lasting approximately 18 months after the closing (the “Earnout Payment”). The aggregate amount of the purchase price to be paid at closing and the Earnout Payment, if achieved, will not exceed $350 million. GEO will not assume any debt from the Sellers as a result of the transaction.

The consummation of the Acquisition is not subject to a condition that GEO secure or consummate financing to fund the transaction. GEO will finance the Acquisition with borrowings under its $700 million Revolving Credit Facility.

Each of the Purchaser, the Companies and certain Company Equityholders has provided customary representations, warranties and covenants in the Agreement. The Acquisition is expected to close by the end of February 2015 and the completion of the Acquisition is subject to various closing conditions, including but not limited to (a) the absence of any temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any governmental body prohibiting or preventing the transactions contemplated by the Agreement, (b) the accuracy of the representations and warranties of each party in all material respects, (c) performance in all material respects by each party of its covenants and agreements under the Agreement, (d) the delivery by the Companies to Purchaser of payoff letters and satisfaction of indebtedness with respect thereto, and (e) the delivery by the Companies to Purchaser of all material consents.

The Agreement contains certain termination rights for both the Purchaser and the Companies. Both GEO and the Companies have the right to terminate the Agreement if the closing does not occur on or before February 27, 2015.

A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

d) Exhibits

99.1	Press release, dated January 26, 2015, issued by The GEO Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

January 29, 2015	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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